 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________

SCHEDULE 14A INFORMATION

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NVE Corporation
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11409 Valley View Road Eden Prairie, MN 55344-3617 www.nve.com

Fellow Shareholders,

Strong Growth
As the chart at right shows, we reported a 56% increase in net income for the past year, driven by a 44% increase in product sales. This was our second consecutive year of record profits despite semiconductor supply-chain challenges.

Robust Product Development
Our products acquire and transmit information and power. They enable next-generation factory automation and safer, more effective medical devices. Product introductions in the past year included:
•	New ultraminiature DC-to-DC convertors, which facilitate connections between systems.
•	Ultraminiature and ultrahigh-sensitivity magnetic sensors for precise motion control.
•	More combination products that transmit power as well as data.

Please visit our website or YouTube channel for more information and demonstrations of these unique products. In addition to new products, our Advanced Technology team continued programs to enable remarkable next-generation products and platforms.

New and Existing Customers
Industry shortages presented threats, but also opportunities. We addressed threats to our supply chain with the cooperation of our suppliers and the dedication and ingenuity of our employees. We took advantage of the opportunities by leveraging the advantages of manufacturing in the United States and earning the business of new customers facing shortages of conventional semiconductors.

Top medical device suppliers, such as Abbott’s Pacesetter subsidiary, rely on our products for their life-changing devices. This year we extended our Supplier Partnering Agreement with Abbott.

In-person tradeshows resumed in the past year, and we teamed with our distributors at several international shows in the past several months. We will exhibit under our own banner at Sensors Converge starting June 27 in Santa Clara, Calif.

Supporting Our Growth
We added employees in the past year to support our growth. Capital expenditures were $936,000 in fiscal 2023, the most in a decade. The investments were primarily for equipment, to increase our production capacity and alleviate potential bottlenecks.

Enhancing Shareholder Value
We continued to pay generous dividends to enhance your shareholder value. With our growth the past year, earnings more than covered our dividends for the first time. We strengthened our balance sheet and increased your shareholders' equity, even while returning $19.3 million in dividends in the past fiscal year.

A Bright Future
In-demand products, investments in new products, increased capacity, and fast-growing markets set the stage for continued growth. Thank you for your support.

Sincerely,

Daniel A. Baker
President and Chief Executive Officer

Statements in this letter that relate to future plans, events, or performance are forward-looking statements that are subject to certain risks and uncertainties including the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and other reports filed with the SEC. Actual results could differ materially from the information provided, and we undertake no obligation to update forward-looking statements.